The Growth Fund of America, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 73B, 74U1 and 74U2, and 74V1 and 74V2, complete answers are as follows:

Item 48K
If answer to 47 is ‘Y’ (Yes), fill in the table or single fee rate applied to Registrant’s/Series’ assets based on the advisory contract

Step:	Asset Value: ($000s omitted)	Annual Fee rate
K) over	210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$597,315
Class B	$1,325
Class C	$3,481
Class F-1	$182,282
Class F-2	$10,468
Total	$794,871
Class 529-A	$22,729
Class 529-B	$220
Class 529-C	$679
Class 529-E	$786
Class 529-F-1	$838
Class R-1	$992
Class R-2	$4,376
Class R-3	$71,878
Class R-4	$138,342
Class R-5	$195,834
Total	$436,674

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2340
Class B	$0.0066
Class C	$0.0106
Class F-1	$0.2409
Class F-2	$0.2718
Class 529-A	$0.2362
Class 529-B	$0.0126
Class 529-C	$0.0224
Class 529-E	$0.1566
Class 529-F-1	$0.2908
Class R-1	$0.0567
Class R-2	$0.0476
Class R-3	$0.1629
Class R-4	$0.2417
Class R-5	$0.3288

Item 74A through 74T
Condensed balance sheet data:

A) Cash	$192
B) Repurchase agreements	-
C) Short –term securities other than repurchase agreements	$18,333,909
D) Long-term debt securities including convertible debt	$137,142
E) Preferred, convertible preferred, and adjustable rate preferred stock	$230,007
F) Common Stock	$85,394,198
G) Options on equities	-
H) Options on all futures	-
I) Other Investments	-
J) Receivables from portfolio instruments sold	$520,667
K) Receivables from affiliated persons	-
L) Other receivables	$438,563
M) All other assets	-
N) Total assets	$105,054,678
O) Payables for portfolio instruments purchased	$971,467
P) Amounts owed to affiliated persons	$112,829
Q) Senior long-term debt	-
R1) Reverse repurchase agreements	-
R2) Short sales	-
R3) Written options	-
R4) All other liabilities	$320,525
S) Senior equity	-

T) Net Assets of common shareholders	$103,649,857

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,527,863
Class B	191,903
Class C	319,557
Class F-1	732,971
Class F-2	52,325
Class 529-A	98,744
Class 529-B	17,535
Class 529-C	30,626
Class 529-E	5,154
Class 529-F-1	2,966
Class R-1	18,436
Class R-2	93,450
Class R-3	450,094
Class R-4	589,827
Class R-5	629,417

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.11
Class B	$17.55
Class C	$17.47
Class F-1	$18.00
Class F-2	$18.11
Class 529-A	$18.02
Class 529-B	$17.61
Class 529-C	$17.60
Class 529-E	$17.92
Class 529-F-1	$17.99
Class R-1	$17.64
Class R-2	$17.71
Class R-3	$17.86
Class R-4	$17.98
Class R-5	$18.09

Item 75B
Average net assets during the current reporting period ($000s omitted)

Monthly average (for all other funds)	$104,961,863